Exhibit 99.1

Athenex, Inc. Announces Closing of Initial Public Offering and Full-Exercise of Over-Allotment Option

BUFFALO, N.Y., June 19, 2017 — Athenex, Inc. (Nasdaq:ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer, today announced the closing of its initial public offering of 6,900,000 shares of its common stock, including 900,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares to cover over-allotments, at a public offering price of $11.00 per share, before underwriting discounts. The company’s shares began trading on The NASDAQ Global Select Market on June 14, 2017 under the ticker symbol “ATNX.”

Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC served as joint book-running managers for the offering. ICBC International Securities Limited served as co-manager.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on June 13, 2017. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com, from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005, or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites, human absorption biology and through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York, Cranford, New Jersey, Houston, Texas, Chicago, Illinois, Hong Kong, Taipei Taiwan, and multiple locations in Chongqing, China.